EXHIBIT 23.2
                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        As independent public accountant of GHK Company Colombia, Esmeralda Limited Liability Company, and Cimarrona Limited Liability Company, I hereby consent to the use of my reports and to all references to my Firm included in or made a part of this Registration Statement.

/s/ JERRY L. WILLIAMS, CPA

Oklahoma City, Oklahoma
February 23, 1998